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EXHIBIT 11.1     STATEMENT RE:  COMPUTATION OF PER SHARE LOSSES



                                                                           Year Ended June 30
                                                              -------------------------------------------------

                                                                             (In Thousands)

                                                                1996                1995                1994
                                                              --------             -------             -------
 Weighted average common shares outstanding  . . . .            20,752              20,389              19,526

 Common and common equivalent shares from stock
     options . . . . . . . . . . . . . . . . . . . .                --                 464               1,085
                                                              --------             -------             -------

 Shares used in per share calculation  . . . . . . .            20,752              20,853              20,611
                                                              --------             -------             -------

 Net income (loss)                                            $(59,981)            $ 9,008             $ 8,979
                                                              --------             -------             -------
 Net income (loss) per share . . . . . . . . . . . .          $  (2.89)            $   .43             $   .44
                                                              --------             -------             -------